Document is copied.

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1. Name and Address of Reporting Person
   PESCHAR, DIRK W.
   Nic Maesstraat 40hs
   1071 RS Amsterdam, NL

2. Date of Event Requiring Statement (Month/Day/Year)
   06/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   AMERICAN DREAM ENTERTAINMENT, INC.

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

         PRESIDENT, CEO

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|

COMMON STOCK                                                  3,231,958                 (D) AND (I)                SEE EXPLANATION.
___________________________________________________________________________________________________________________________________|


___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________|

Explanation of Responses:

Mr. Peschar personally owns 1,636,000 shares of the Issuer, which he received from Dreamweavers, N.V. In addtion, Mr. Peschar currently owns approximately 25.9% of Dreamweavers, N.V., which currently owns approximately 6,162,000 shares of the Issuer's Common Stock. Thus, Mr. Peschar is deemed to indirectly own an additional 1,595,958 shares of the Issuer (25.9% ownership of Dreamweavers, N.V. multiplied by 6,162,000 shares) for a total ownership of 3,231,958 shares.



/s/ Dirk W. Peschar                                         6/19/00
-------------------                                         -------
Signature of Reporting Person                                Date